Exhibit 10.3
THE MARCUS CORPORATION
2004 EQUITY AND INCENTIVE AWARDS PLAN
PERFORMANCE SHARE AWARD AGREEMENT

THIS PERFORMANCE SHARE AWARD AGREEMENT (this “Agreement”) is made and entered into as of the grant date specified on the attached cover page (the “Grant Date”) by and between THE MARCUS CORPORATION, a Wisconsin corporation (the “Company”), and the Participant named on the attached cover page (the “Participant”).
WITNESSETH:
WHEREAS, the terms of The Marcus Corporation 2004 Equity and Incentive Awards Plan (the “Plan”), to the extent not stated herein, are specifically incorporated by reference in this Agreement and capitalized terms used herein which are not otherwise defined shall have the meaning set forth in the Plan;
WHEREAS, the Plan provides for the grant of various equity-based incentive awards, including grants of performance share awards, to be granted to certain key employees of the Company or a subsidiary thereof;
WHEREAS, the Participant is now employed by the Company or a subsidiary thereof in a key capacity and has exhibited judgment, initiative and efforts which have contributed materially to the successful performance of the Company; and
WHEREAS, the Company desires to award the Participant with a conditional future grant of Shares to the Participant, subject to the conditions provided herein to provide the Participant with the opportunity to increase his stock ownership in the Company;
NOW, THEREFORE, in consideration of the promises and of the covenants and agreements herein set forth, the parties mutually covenant and agree as follows:
1.Grant of Performance Shares. Subject to the terms and conditions of this Agreement and the Plan and the satisfaction of the criteria set forth in this Agreement, the Participant is granted the conditional right to receive certain Shares at a future date (the “Performance Shares”) as set forth in this Agreement to the extent performance criteria are achieved and other vesting requirements set forth herein are satisfied. The target number of Performance Shares granted to the Participant (the "Target Performance Shares"), the applicable performance criteria (the “Performance Goals”) and the performance period over which performance will be measured (the “Performance Period”) are all set forth in Attachment A hereto.
2.Performance Criteria. The Performance Shares shall be earned in an amount, ranging from zero to 100% of the Target Performance Shares, to the extent the Performance Goals are achieved and the other vesting requirements set forth herein are satisfied. Promptly, and in no event later than one hundred fifty (150) days, following the end of the Performance Period, the Committee shall determine, in its sole and absolute discretion, the extent to which the Performance Goals have been achieved and the number of Performance Shares that have been earned.
3.Termination of Employment.
(a)If the Participant dies or becomes permanently disabled while he is in the employ of the Company or any subsidiary, or if his employment is terminated by reason of his retirement in accordance with the then effective retirement plan or policy of the Company or any subsidiary, provided that the Participant has given at least six (6) months’ advance written notice of such retirement, in each case prior to the date on which the Performance Shares are settled, then the Participant (or his beneficiary or estate, in the case of death), will remain eligible to earn a pro rata
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portion, determined by the Committee in its sole and absolute discretion, of the Performance Shares, based on actual achievement of the Performance Goals following the end of the Performance Period. Any Performance Shares that do not remain eligible to be earned on a pro rata basis in accordance with the preceding sentence will be automatically forfeited upon such termination.
(b)If the Participant’s employment is terminated by the Company or any subsidiary for any reason or if the Participant terminates his employment with the Company or any subsidiary for any reason (other than, in each case, one of the reasons set forth in Section 3(a)), then any Performance Shares that have not yet been paid shall automatically be forfeited upon such termination.
4.    Settlement of Performance Shares. As soon as reasonably practicable after the Committee has determined the achievement of the Performance Goals and the resulting number of Performance Shares earned (but in no event later than the end of the fiscal year immediately following the end of the Performance Period), the Company will issue one Share in settlement of each Performance Share that has been earned and vested, subject to applicable withholding for taxes. Notwithstanding anything to the contrary in the foregoing, the Company shall not be required to deliver any fractional Shares, but may pay, in lieu thereof, the Fair Market Value of such fractional Shares.
5.     No Stockholder Rights; Transferability; Securities Law Restrictions. The Performance Shares are not transferable and do not represent any rights as a stockholder of the Company. They represent a mere unfunded promise to pay. The Performance Shares are subject to the transfer restrictions set forth in the Plan. After the Shares underlying the Performance Shares have been issued (if any), any Shares shall thereafter be transferable by the Participant, subject to the terms of any shareholder agreement or Company policy then in effect, provided that the Participant agrees for himself and his heirs, legatees and legal representatives, with respect to all Shares acquired pursuant to this Agreement (or any Shares issued pursuant to a stock dividend or stock split thereon or any securities issued in lieu thereof or in substitution or exchange therefor):
(a)    that the Participant and the Participant’s heirs, legatees and legal representatives will not sell or otherwise dispose of such shares except pursuant to a registration statement filed by the Company that has been declared effective by the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”), or except in a transaction which is determined by counsel to the Company to be exempt from registration under the Act and any applicable state securities laws; and
(b)    to execute and deliver to the Company such investment representations and warranties, and to take such other actions, as counsel for the Company determines may be necessary or appropriate for compliance with the Act and any applicable securities laws.
6.    Recoupment or Claw Back. The Performance Shares awarded under this Agreement, any payment made in settlement thereof, any Shares issued in settlement thereof and the proceeds from any subsequent transfer shall be subject to any applicable compensation recovery, clawback, recoupment or similar policy maintained by the Company.
7.    Tax Withholding.
(a) No later than the date as of which an amount first becomes includable in the Participant’s gross income for federal income tax purposes with respect to the Performance Shares, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under this Agreement and the Plan, shall be conditional on the Participant making such payment or arrangements, and the Company and any Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.

(b) To the extent permitted by the Committee, the Participant may be permitted to satisfy tax withholding requirements by either (i) previously owned Shares or (ii) having the Company withhold a portion of Shares otherwise deliverable pursuant to this Agreement, in either case having a fair market value (as determined by the Committee) on the date income is recognized by the Participant equal to the amount needed to satisfy any withholding obligations, provided that the amount of Shares withheld or delivered may not exceed the total maximum statutory withholding obligations associated with the transaction to the extent needed for the Company to avoid an accounting charge. If the number of Shares determined pursuant to the preceding sentence shall include a fractional share, then the number of shares delivered to, or withheld by, the Company shall be rounded up to the next highest whole number and the Company shall deliver to the Participant cash in an amount equal to the then fair market value (as determined by the Committee) of the fractional Share delivered or withheld in excess of the amount needed to satisfy any withholding obligations, unless the Participant makes other arrangements satisfactory to the Company for payment of such amount.

8.    No Right to Employment. It is fully understood that nothing contained in this Agreement or the Plan shall be deemed to confer upon the Participant any right to continue in the employ of the Company or any subsidiary, nor to interfere in any way with the right of the Company or any subsidiary to terminate the employment of the Participant at any time for any reason.
9.Interpretation by Committee. As a condition of the granting of the Performance Shares, the Participant agrees, for himself and his legal representatives, that the Plan and this Agreement shall be subject to discretionary interpretation by the Committee and that any interpretation by the Committee of the terms of the Plan and this Agreement shall be final, binding and conclusive on the Participant and his legal representatives in all respects and shall not be subject to challenge or dispute by the Participant or his legal representatives.
10.Modification. Subject to the applicable provisions of the Plan, at any time and from time to time the Committee may direct execution of an instrument providing for the modification, extension or renewal of this Agreement; provided, however, that no such modification, extension or renewal shall (a) confer on the Participant any right or benefit which could not be conferred on him by a grant of performance shares under the Plan at such time or (b) except to the extent the Committee determines that such modification, extension or renewal is in the best interest of the Participant or any other person(s) as may then have an interest in the Performance Shares, materially and adversely affect the value of the Performance Shares without the written consent of the Participant.
11.Miscellaneous.
(a)     If the Company fails to enforce any provision of this Agreement at any time, that failure will in no way constitute a waiver of such provision or of any other provision hereof.

(b)     If any provision of this Agreement is held illegal, unenforceable or invalid for any reason, such illegality, unenforceability or invalidity will not affect the legality, enforceability or validity of the remaining provisions of this Agreement, and the Agreement will be construed and enforced as if the illegal, unenforceable or invalid provision had not been included in the Agreement.

(c)     This Agreement will be binding on and inure to the benefit of the Participant and the Participant’s heirs and personal representatives and to benefit of the Company and its successors and legal representatives.

Attachment A: Performance Criteria

Target Performance Shares		[___]
Threshold Performance Shares		25% of Target Shares
Maximum Performance Shares		100%of Target Shares
Measurement Period		FY2024-FY2026

Performance Goals

3-Year EBITDA Growth Rate Ranking Relative to Russell 2000 Index: 25% Weighting
3-Year Average Return on Invested Capital Ranking Relative to Russell 2000 Index: 75% Weighting

Performance Goals Scale and Weighting
3-Year EBITDA Growth Ranking Relative to Russell 2000 Index	% of Target	% of Target Shares Earned After 25% Weighting
25th Percentile (Threshold)	25%	6.25%
50th Percentile or above (Maximum)	100%	25%

3-Year Average ROIC Ranking Relative to Russell 2000 Index	3-Year Avg. ROIC	% of Target Shares Earned After 75% Weighting
25th Percentile (Threshold)	25%	18.75%
50th Percentile or above (Maximum)	100%	75%

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